Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
hhgregg, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-189515) on Form S-3 and registration statements (No. 333-144764 and No. 333-170904) on Form S-8 of hhgregg, Inc. of our report dated May 20, 2014, with respect to the consolidated balance sheets of hhgregg, Inc. and subsidiaries as of March 31, 2014 and 2013, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2014 and the effectiveness of internal control over financial reporting as of March 31, 2014, which report appears in the March 31, 2014 annual report on Form 10-K of hhgregg, Inc.
/s/ KPMG LLP
Indianapolis, Indiana
May 20, 2014